EXHIBIT 99.1

For immediate release.	Contact:	Michael Martens
913-307-1070

Mediware Starts FY 2011 with Strong First Quarter

Year over year quarterly EPS increases 63 percent on solid revenue; conference call scheduled for today at 10:00 a.m. EDT, 9:00 a.m. CST

LENEXA, KS Nov. 2, 2010 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions for blood, medication and performance management, reported total revenue for the first quarter of the 2011 fiscal year of $12.5M, a 17 percent increase from the $10.7M reported in the comparable quarter in fiscal 2010. Net income for the quarter increased to $1.1M, a 70 percent increase over the $619,000 reported in the comparable quarter of fiscal 2010.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann, said: “I am pleased with our results. We increased quarterly revenue and earnings over the first quarter of fiscal 2010, largely through the contributions of our December acquisitions and a continued focus on operational execution.

“In the first quarter we launched a number of new and targeted sales programs and I’m pleased with our progress. Each of these programs has created a lot of momentum that we expect to deliver positive financial results in the coming quarters.”

Among the quarter’s financial highlights:
•	Operating income increased to $1.7 million, compared to $1.0 million in the same period last year.
•	Earnings per share for the quarter increased to $0.13 cents, from $0.08 cents the previous year.
•	R&D investment increased by 28 percent to focus on new product development.
•	The December acquisitions of HAI/ARL contributed positively to revenue and operating income.
•	Cash increased to $23.8 million, compared to $21.9 million during Q1 in FY 2010.

The Company will host a teleconference call at 10:00 am Eastern Time (9:00 am Central Time) today to discuss the results.  There will be a question-and-answer session directly following the presentation of the results.

To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 21129035.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291). The conference ID required for accessing the playback is 21129035.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

-More-

First Quarter Fiscal 2011 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended September 30,
	2010	2009

System Sales	$2,891	$2,802
Services	$9,639	$7,942
Total Revenue	$12,530	$10,744
Expenses	$10,806	$9,735
Operating Income	$1,724	$1,009
Net Income	$1,052	$619
Earnings Per Share - Diluted	$0.13	$0.08

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of September 30,
	2010	2009

Cash and Cash Equivalents	$23,828	$21,904
Working Capital	$20,319	$19,864
Stockholders’ Equity	$48,208	$42,741

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.
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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.